Exhibit 99.5

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data)

(Unaudited)

	For the Three Months Ended
	March 28, 2015	March 29, 2014
Net revenues	$4,352	$4,362
Cost of sales	3,019	2,802

Gross profit	1,333	1,560
Selling, general and administrative expenses	593	658
Asset impairment and exit costs	—	(2)

Operating income	740	904
Interest and other expense, net	107	116

Earnings before income taxes	633	788
Provision for income taxes	204	275

Net earnings	$429	$513

Per share data:
Basic earnings per share	$0.73	$0.86
Diluted earnings per share	$0.72	$0.85
Dividends declared	$0.55	$0.525

See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Comprehensive Earnings

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended
	March 28, 2015	March 29, 2014
Net earnings	$429	$513
Other comprehensive (losses) / earnings:
Currency translation adjustment	(64)	(38)
Postemployment benefits:
Amortization of prior service credits and other amounts reclassified from accumulated other comprehensive losses	(6)	(6)
Tax benefit	2	2
Derivatives accounted for as hedges:
Net derivative gains	56	53
Amounts reclassified from accumulated other comprehensive losses	(63)	(16)
Tax benefit / (expense)	3	(14)

Total other comprehensive losses	(72)	(19)

Comprehensive earnings	$357	$494

See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	March 28, 2015	December 27, 2014
ASSETS
Cash and cash equivalents	$1,178	$1,293
Receivables (net of allowances of $21 in 2015 and 2014)	1,219	1,080
Inventories	1,886	1,775
Deferred income taxes	382	384
Other current assets	339	259

Total current assets	5,004	4,791
Property, plant and equipment, net	4,194	4,192
Goodwill	11,313	11,404
Intangible assets, net	2,238	2,234
Other assets	385	326

TOTAL ASSETS	$23,134	$22,947

LIABILITIES
Current portion of long-term debt	$1,406	$1,405
Accounts payable	1,629	1,537
Accrued marketing	500	511
Accrued employment costs	84	163
Dividends payable	326	324
Accrued postretirement health care costs	191	192
Other current liabilities	748	641

Total current liabilities	4,884	4,773
Long-term debt	8,626	8,627
Deferred income taxes	292	340
Accrued pension costs	1,100	1,105
Accrued postretirement health care costs	3,380	3,399
Other liabilities	335	338

TOTAL LIABILITIES	18,617	18,582
Commitments and Contingencies (Note 10)
EQUITY
Common stock, no par value (5,000,000,000 shares authorized; 604,583,114 shares issued at March 28, 2015 and 601,402,816 at December 27, 2014)	—	—
Additional paid-in capital	4,820	4,678
Retained earnings	1,148	1,045
Accumulated other comprehensive losses	(634)	(562)
Treasury stock, at cost	(817)	(796)

TOTAL EQUITY	4,517	4,365

TOTAL LIABILITIES AND EQUITY	$23,134	$22,947

See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Equity

(in millions of U.S. dollars, except per share data)

(Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Losses	Treasury Stock	Total Equity
Balance at December 28, 2013	$—	$4,434	$1,281	$(499)	$(29)	$5,187
Comprehensive earnings / (losses):
Net earnings	—	—	1,043	—	—	1,043
Other comprehensive losses, net of income taxes	—	—	—	(63)	—	(63)
Exercise of stock options, issuance of other stock awards, and other	—	244	—	—	(21)	223
Repurchase of common stock under share repurchase program	—	—	—	—	(746)	(746)
Dividends declared ($2.15 per share)	—	—	(1,279)	—	—	(1,279)

Balance at December 27, 2014	$—	$4,678	$1,045	$(562)	$(796)	$4,365
Comprehensive earnings / (losses):
Net earnings	—	—	429	—	—	429
Other comprehensive losses, net of income taxes	—	—	—	(72)	—	(72)
Exercise of stock options, issuance of other stock awards, and other	—	142	—	—	(20)	122
Repurchase of common stock under share repurchase program	—	—	—	—	(1)	(1)
Dividends declared ($0.55 per share)	—	—	(326)	—	—	(326)

Balance at March 28, 2015	$—	$4,820	$1,148	$(634)	$(817)	$4,517

See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended
	March 28, 2015	March 29, 2014
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$429	$513
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	102	96
Stock-based compensation expense	16	29
Deferred income tax provision	(51)	(14)
Market-based impacts to postemployment benefit plans	77	(49)
Other non-cash expense, net	7	5
Change in assets and liabilities:
Receivables, net	(129)	(149)
Inventories	(198)	(243)
Accounts payable	89	37
Other current assets	(24)	(24)
Other current liabilities	41	66
Change in pension and postretirement assets and liabilities, net	(25)	(16)

Net cash provided by operating activities	334	251

CASH (USED IN) / PROVIDED BY INVESTING ACTIVITIES
Capital expenditures	(139)	(76)
Other investing activities	(3)	—

Net cash used in investing activities	(142)	(76)

CASH (USED IN) / PROVIDED BY FINANCING ACTIVITIES
Dividends paid	(324)	(313)
Repurchase of common stock under share repurchase program	(7)	(113)
Proceeds from stock option exercises	26	40
Other financing activities	12	10

Net cash used in financing activities	(293)	(376)

Effect of exchange rate changes on cash and cash equivalents	(14)	(3)

Cash and cash equivalents:
Decrease	(115)	(204)
Balance at beginning of period	1,293	1,686

Balance at end of period	$1,178	$1,482

See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1. Background and Basis of Presentation

Our interim condensed consolidated financial statements are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted. In management’s opinion, these interim financial statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary to present fairly our results for the periods presented.

The condensed consolidated balance sheet data at December 27, 2014 was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. You should read these statements in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 27, 2014.

On March 24, 2015, we entered into an Agreement and Plan of Merger (the “merger agreement”) with H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kite Merger Sub Corp., a Virginia corporation and a direct wholly owned subsidiary of Heinz (“Merger Sub I”) and Kite Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Heinz (“Merger Sub II”), providing for the merger of Merger Sub I with and into Kraft (the “Proposed Merger”), with Kraft surviving the Proposed Merger as a wholly owned subsidiary of Heinz. Immediately following the effective time of the Proposed Merger, a series of transactions will be completed: (i) Kraft will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Heinz and (ii) Heinz will effect a series of transactions after which Merger Sub II will merge with and into H. J. Heinz Company, a subsidiary of Heinz, with H. J. Heinz Company surviving. Pursuant to the merger agreement, at the effective time of the Proposed Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Proposed Merger (other than deferred shares and restricted shares) will be converted into the right to receive one fully paid and nonassessable share of common stock of the combined company. Prior to the effective time of the Proposed Merger, we will declare a special cash dividend equal to $16.50 per share of our common stock issued and outstanding to shareholders of Kraft as of a record date immediately prior to the closing of the Proposed Merger. Upon the completion of the Proposed Merger, Heinz will change its name to “The Kraft Heinz Company”. See Note 15, The Proposed Merger with Heinz, for additional information on the merger agreement and the proposed transaction.

New Accounting Pronouncements:

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard update (“ASU”) that modified the criteria for reporting the disposal of a component of an entity as discontinued operations. In addition, the ASU requires additional disclosures about discontinued operations. In 2015 and thereafter, the ASU is effective for all disposals of components of an entity. The adoption of this guidance did not have a material impact on our financial statements and related disclosures.

In May 2014, the FASB issued an ASU that supersedes existing revenue recognition guidance. Under the new ASU, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The ASU will be effective beginning in the first quarter of our fiscal year 2017. We are currently evaluating the impact that this ASU will have on our financial statements and related disclosures.

Note 2. Inventories

Inventories at March 28, 2015 and December 27, 2014 were:

	March 28, 2015	December 27, 2014
	(in millions)
Raw materials	$497	$481
Work in process	280	296
Finished product	1,109	998

Inventories	$1,886	$1,775

Note 3. Property, Plant and Equipment

Property, plant and equipment at March 28, 2015 and December 27, 2014 were:

	March 28, 2015	December 27, 2014
	(in millions)
Land	$79	$79
Buildings and improvements	1,891	1,881
Machinery and equipment	5,633	5,619
Construction in progress	512	464

	8,115	8,043
Accumulated depreciation	(3,921)	(3,851)

Property, plant and equipment, net	$4,194	$4,192

Note 4. Goodwill and Intangible Assets

Goodwill by reportable segment at March 28, 2015 and December 27, 2014 was:

	March 28, 2015	December 27, 2014
	(in millions)
Cheese	$3,000	$3,000
Refrigerated Meals	985	985
Beverages	1,290	1,290
Meals & Desserts	1,572	1,572
Enhancers & Snack Nuts	2,644	2,644
Canada	969	1,051
Other Businesses	853	862

Goodwill	$11,313	$11,404

The change in goodwill during the three months ended March 28, 2015 of $91 million reflected the impact of foreign currency.

Intangible assets consist primarily of indefinite-lived trademarks. Amortizing intangible assets were insignificant in both periods presented.

We test goodwill and indefinite-lived intangible assets for impairment at least annually in the fourth quarter or when a triggering event occurs. During our annual 2014 indefinite-lived intangible asset impairment test, we noted that a $958 million trademark and a $261 million trademark within our Enhancers business had excess fair values over their carrying values of less than 20%. While these trademarks passed the 2014 impairment test, if our projections of future operating income were to decline, or if valuation factors outside of our control, such as discount rates, change unfavorably, the estimated fair value of one or both of these trademarks could be adversely affected, leading to a potential impairment in the future. No events occurred during the three months ended March 28, 2015 that indicated it was more likely than not that either our goodwill or indefinite-lived intangible assets were impaired.

Note 5. Cost Savings Initiatives

Cost savings initiatives are related to reorganization activities including severance, asset disposals, and other activities. The tables below exclude transaction costs related to the Proposed Merger. See Note 15, The Proposed Merger with Heinz, for additional information on the merger agreement and the proposed transaction.

Cost Savings Initiatives Expenses:

We recorded expenses related to our cost savings initiatives in the condensed consolidated financial statements as follows:

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Asset impairment and exit costs	$—	$(2)
Cost of sales	36	7
Selling, general and administrative expenses	2	9

	$38	$14

Cost Savings Initiatives Expenses by Segment:

During the three months ended March 28, 2015 and March 29, 2014, we recorded cost savings initiatives expenses within segment operating income as follows:

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Cheese	$1	$4
Refrigerated Meals	10	2
Beverages	1	(1)
Meals & Desserts	22	—
Enhancers & Snack Nuts	—	4
Canada	3	—
Other Businesses	1	—
Corporate expenses	—	5

Total	$38	$14

Note 6. Capital Stock

Our Amended and Restated Articles of Incorporation authorize the issuance of up to 5.0 billion shares of common stock and 500 million shares of preferred stock.

Shares of common stock issued, in treasury and outstanding were:

	Shares Issued	Treasury Shares	Shares Outstanding
Balance at December 27, 2014	601,402,816	(14,070,872)	587,331,944
Shares of common stock repurchased	—	(20,000)	(20,000)
Exercise of stock options, issuance of other stock awards and other	3,180,298	(303,621)	2,876,677

Balance at March 28, 2015	604,583,114	(14,394,493)	590,188,621

There were no preferred shares issued or outstanding at March 28, 2015 or December 27, 2014.

On December 17, 2013, our Board of Directors authorized a $3.0 billion share repurchase program with no expiration date. Under the share repurchase program, we are authorized to repurchase shares of our common stock in the open market or in privately negotiated transactions. The timing and amount of share repurchases are subject to management’s evaluation of market conditions, applicable legal requirements, and other factors. We are not obligated to repurchase any shares of our common stock and may suspend the program at our discretion. In the three months ended March 28, 2015, we repurchased 20,000 shares for approximately $1 million under this program. At March 28, 2015 we have repurchased approximately 13.1 million shares in the aggregate for approximately $747 million under this program since its inception. While we have not terminated this program, we have agreed to suspend purchases under the program pursuant to the terms of the merger agreement.

Note 7. Stock Plans

Under the Kraft Foods Group, Inc. 2012 Performance Incentive Plan, we may grant eligible employees awards of stock options, stock appreciation rights, restricted stock, and restricted stock units (“RSUs”) as well as performance based long-term incentive awards (“Performance Shares”).

Stock Options:

In February 2015, as part of our equity compensation program, we granted 2.0 million stock options to eligible employees with an exercise price of $63.78 per share. During the three months ended March 28, 2015, we also granted an additional 0.2 million stock options to eligible employees with a weighted average exercise price of $64.34 per share. During the three months ended March 28, 2015, 2.6 million stock options were exercised with a total intrinsic value of $114 million. At March 28, 2015, we recorded a receivable of $92 million within other current assets related to stock options exercised for which we had not yet received the related cash proceeds. These proceeds were received in the subsequent month.

Restricted Stock, RSUs, and Performance Shares:

In February 2015, as part of our equity compensation program, we granted 0.4 million RSUs with a grant date fair value of $63.78 per share. During the three months ended March 28, 2015, we also granted 0.1 million off-cycle RSUs with a weighted average grant date fair value per share of $63.93.

During the three months ended March 28, 2015, 0.9 million shares of restricted stock, RSUs, and Performance Shares vested with an aggregate fair value of $57 million.

Note 8. Postemployment Benefit Plans

Pension Plans

Components of Net Pension Cost / (Benefit):

Net pension cost / (benefit) consisted of the following for the three months ended March 28, 2015 and March 29, 2014:

	U.S. Plans		Non-U.S. Plans
	For the Three Months Ended		For the Three Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
	(in millions)
Service cost	$24	$21	$4	$4
Interest cost	71	72	12	14
Expected return on plan assets	(84)	(81)	(15)	(15)
Actuarial losses / (gains)	40	(32)	1	(6)
Amortization of prior service costs	2	1	—	—

Net pension cost / (benefit)	$53	$(19)	$2	$(3)

We remeasure all of our postemployment benefit plans at least annually at the end of our fiscal year. As a result of the December 27, 2014 remeasurement, we capitalized an aggregate expense of $41 million from market-based impacts related to our pension plans into inventory consistent with our capitalization policy. During the three months ended March 28, 2015, the entire expense previously capitalized was recognized in cost of sales and is included in actuarial losses / (gains) in the table above.

In addition, as result of the December 28, 2013 remeasurement, we capitalized an aggregate benefit of $34 million from market-based impacts related to our pension plans into inventory. During the three months ended March 29, 2014, the entire benefit previously capitalized was recognized in cost of sales and is included in actuarial losses / (gains) in the table above.

Employer Contributions:

During the three months ended March 28, 2015, we contributed $6 million to our U.S. pension plans and $7 million to our non-U.S. pension plans. Based on our contribution strategy, we plan to make further contributions of up to approximately $165 million to our U.S. plans and up to approximately $20 million to our non-U.S. plans during the remainder of 2015. However, our actual contributions may differ due to many factors, including changes in tax, employee benefit, or other laws, tax deductibility, significant differences between expected and actual pension asset performance or interest rates, the Proposed Merger, or other factors.

Postretirement Benefit Plans

Components of Net Postretirement Health Care Cost:

Net postretirement health care cost consisted of the following for the three months ended March 28, 2015 and March 29, 2014:

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Service cost	$7	$7
Interest cost	37	37
Actuarial losses / (gains)	27	(20)
Amortization of prior service credits	(8)	(7)

Net postretirement health care cost	$63	$17

As a result of the December 27, 2014 remeasurement of our postretirement health care plans, we capitalized an aggregate expense of $36 million from market-based impacts into inventory consistent with our capitalization policy. During the three months ended March 28, 2015, the entire expense previously capitalized was recognized in cost of sales and is included in actuarial losses / (gains) in the table above.

In addition, as a result of the December 28, 2013 remeasurement, we capitalized an aggregate benefit of $15 million from market-based impacts related to our postretirement health care plans into inventory. During the three months ended March 29, 2014, the entire benefit previously capitalized was recognized in cost of sales and is included in actuarial losses / (gains) in the table above.

Other Postemployment Benefit Plans

Components of Net Other Postemployment Cost:

Net other postemployment cost consisted of $1 million of service cost for the three months ended March 28, 2015 and March 29, 2014.

Note 9. Financial Instruments

See our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 27, 2014, for additional information on our overall risk management strategies, our use of derivatives, and related accounting policies.

Fair Value of Derivative Instruments:

The fair values and the levels within the fair value hierarchy of derivative instruments recorded on the condensed consolidated balance sheets at March 28, 2015 and December 27, 2014 were (in millions):

	March 28, 2015
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$3	$10	$—	$—	$—	$—	$3	$10
Foreign exchange contracts	—	—	140	—	—	—	140	—
Derivatives not designated as hedging instruments:
Commodity contracts	35	89	—	1	—	—	35	90
Foreign exchange contracts	—	—	1	—	—	—	1	—

Total fair value	$38	$99	$141	$1	$—	$—	$179	$100

	December 27, 2014
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$2	$5	$—	$—	$—	$—	$2	$5
Foreign exchange contracts	—	—	80	—	—	—	80	—
Derivatives not designated as hedging instruments:
Commodity contracts	46	99	—	4	—	—	46	103

Total fair value	$48	$104	$80	$4	$—	$—	$128	$108

The fair values of our asset derivatives are recorded within other current assets and other assets. The fair values of our liability derivatives are recorded within other current liabilities.

Level 1 financial assets and liabilities consist of commodity futures and options contracts and are valued using quoted prices in active markets for identical assets and liabilities.

Level 2 financial assets and liabilities consist of commodity forwards and foreign exchange forwards. Commodity forwards are valued using an income approach based on the observable market commodity index prices less the contract rate multiplied by the notional amount. Foreign exchange forwards are valued using an income approach based on observable market forward rates less the contract rate multiplied by the notional amount. Our calculation of the fair value of financial instruments takes into consideration the risk of nonperformance, including counterparty credit risk.

Derivative Volume:

The net notional values of our derivative instruments at March 28, 2015 and December 27, 2014 were:

	Notional Amount
	March 28, 2015	December 27, 2014
	(in millions)
Commodity contracts	$1,326	$1,543
Foreign exchange contracts	1,259	1,074

Cash Flow Hedges:

Cash flow hedge activity, net of income taxes, within accumulated other comprehensive losses included:

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Accumulated other comprehensive losses at beginning of period	$(125)	$(129)
Unrealized (losses) / gains:
Commodity contracts	(7)	21
Foreign exchange contracts	43	12

	36	33
Transfer of realized losses / (gains) to earnings:
Commodity contracts	1	3
Foreign exchange contracts	(43)	(15)
Interest rate contracts	2	2

	(40)	(10)

Accumulated other comprehensive losses at end of period	$(129)	$(106)

The (losses) / gains on ineffectiveness recognized in pre-tax earnings were:

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Commodity contracts	$(2)	$41

We record the pre-tax gain or loss reclassified from accumulated other comprehensive losses and the gain or loss on ineffectiveness in:

•	cost of sales for commodity contracts;

•	cost of sales for foreign exchange contracts related to forecasted transactions; and

•	interest and other expense, net for foreign exchange contracts related to intercompany loans and interest rate contracts.

Based on our valuation at March 28, 2015, we would expect to transfer unrealized losses of $9 million (net of taxes) for commodity cash flow hedges, unrealized gains of $26 million (net of taxes) for foreign currency cash flow hedges, and unrealized losses of $8 million (net of taxes) for interest rate cash flow hedges to earnings during the next 12 months.

Hedge Coverage:

At March 28, 2015, we had hedged forecasted transactions for the following durations:

•	commodity transactions for periods not exceeding the next two years;

•	foreign currency transactions for periods not exceeding the next four years; and

•	interest rate transactions for periods not exceeding the next 28 years.

Economic Hedges:

The (losses) / gains recorded in pre-tax earnings for economic hedges that are not designated as hedging instruments included:

	For the Three Months Ended		Location of (Losses) / Gains
	March 28, 2015	March 29, 2014	Recognized in Earnings
	(in millions)
Commodity contracts	$(26)	$32	Cost of sales
Foreign exchange contracts	1	4	Selling, general and administrative expenses

	$(25)	$36

Note 10. Commitments, Contingencies and Debt

Legal Proceedings:

We are routinely involved in legal proceedings, claims, and governmental inquiries, inspections or investigations (“Legal Matters”) arising in the ordinary course of our business.

On April 1, 2015, the Commodity Futures Trading Commission (“CFTC”) filed a formal complaint against Mondelēz International, Inc. (“Mondelēz International,” formerly known as Kraft Foods Inc.) and us in the U.S. District Court for the Northern District of Illinois, Eastern Division, related to activities involving the trading of December 2011 wheat futures contracts. The complaint alleges that Mondelēz International and we (1) manipulated or attempted to manipulate the wheat markets during the fall of 2011, (2) violated position limit levels for wheat futures, and (3) engaged in non-competitive trades by trading both sides of exchange-for-physical Chicago Board of Trade wheat contracts. As previously disclosed, these activities arose prior to the Spin-Off (the “Spin-Off,” on October 1, 2012, Mondelēz International spun-off Kraft Foods Group to Mondelēz International’s shareholders) and involve the business now owned and operated by Mondelēz International or its affiliates. Our Separation and Distribution Agreement with Mondelēz International, dated as of September 27, 2012, governs the allocation of liabilities between Mondelēz International and us and, accordingly, Mondelēz International will predominantly bear the costs of this matter and any monetary penalties or other payments that the CFTC may impose. We do not expect this matter to have a material adverse effect on our financial condition, results of operations, or business.

While we cannot predict with certainty the results of Legal Matters in which we are currently involved or may in the future be involved, we do not expect that the ultimate costs to resolve any of the Legal Matters that are currently pending will have a material adverse effect on our financial condition or results of operations.

Third-Party Guarantees:

We have third-party guarantees primarily covering long-term obligations related to leased properties. The carrying amounts of our third-party guarantees were $20 million at March 28, 2015 and $22 million at December 27, 2014. The maximum potential payment under these guarantees was $37 million at March 28, 2015 and $42 million at December 27, 2014. Substantially all of these guarantees expire at various times through 2027.

Fair Value of our Debt:

The fair value of our long-term debt was determined using Level 1 quoted prices in active markets for the publicly traded debt obligations. At March 28, 2015, the aggregate fair value of our total debt was $11.0 billion as compared with the carrying value of $10.0 billion.

Note 11. Income Taxes

Our effective tax rate was 32.2% for the three months ended March 28, 2015, favorably impacted by the Domestic Manufacturer’s Deduction and favorable tax rates in foreign jurisdictions, partially offset by the unfavorable impact of state taxes. Our effective tax rate was also favorably impacted by net discrete items totaling $10 million, primarily from the reversal of uncertain tax positions.

Our effective tax rate was 34.9% for the three months ended March 29, 2014, favorably impacted by the Domestic Manufacturer’s Deduction and favorable tax rates in foreign jurisdictions, partially offset by the unfavorable impact of state taxes. Our effective tax rate was also unfavorably impacted by net discrete items totaling $4 million.

Note 12. Accumulated Other Comprehensive Losses

The components of, and changes in, accumulated other comprehensive losses were as follows (net of tax):

	Foreign Currency Adjustments	Postemployment Benefit Plan Adjustments	Derivative Hedging Adjustments	Total Accumulated Other Comprehensive Losses
	(in millions)
Balance at December 27, 2014	$(518)	$81	$(125)	$(562)
Other comprehensive (losses) / gains before reclassifications	(64)	—	36	(28)
Amounts reclassified from accumulated other comprehensive losses	—	(4)	(40)	(44)

Net current-period other comprehensive losses	(64)	(4)	(4)	(72)

Balance at March 28, 2015	$(582)	$77	$(129)	$(634)

Amounts reclassified from accumulated other comprehensive losses in the three months ended March 28, 2015 and March 29, 2014 were as follows:

	Amounts Reclassified from Accumulated Other Comprehensive Losses
	For the Three Months Ended
Details about Accumulated Other Comprehensive Losses Components	March 28, 2015	March 29, 2014	Affected Line Item in the Statement Where Net Income is Presented
	(in millions)
Derivative hedging losses / (gains)
Commodity contracts	$2	$5	Cost of sales
Foreign exchange contracts	(8)	(8)	Cost of sales
Foreign exchange contracts	(60)	(16)	Interest and other expense, net
Interest rate contracts	3	3	Interest and other expense, net

Total before tax	(63)	(16)	Earnings before income taxes
Tax benefit	23	6	Provision for income taxes

Total net of tax	$(40)	$(10)	Net earnings

Postemployment benefit plan adjustments
Amortization of prior service credits	$(6)	$(6)	(1)

Total before tax	(6)	(6)	Earnings before income taxes
Tax benefit	2	2	Provision for income taxes

Total net of tax	$(4)	$(4)	Net earnings

(1)	These accumulated other comprehensive losses components are included in the computation of net periodic pension and postretirement health care costs. See Note 8, Postemployment Benefit Plans, for additional information.

Note 13. Earnings Per Share (“EPS”)

We grant shares of restricted stock and RSUs that are considered to be participating securities. Due to the presence of participating securities, we have calculated our EPS using the two-class method.

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions, except per share data)
Basic EPS:
Net earnings	$429	$513
Earnings allocated to participating securities	1	2

Earnings available to common shareholders - basic	$428	$511

Weighted average shares of common stock outstanding	588	596
Net earnings per share	$0.73	$0.86

Diluted EPS:
Net earnings	$429	$513
Earnings allocated to participating securities	1	2

Earnings available to common shareholders - diluted	$428	$511

Weighted average shares of common stock outstanding	588	596
Effect of dilutive securities	5	5

Weighted average shares of common stock outstanding, including dilutive effect	593	601
Net earnings per share	$0.72	$0.85

We excluded antidilutive stock options and Performance Shares from our calculation of weighted average shares of common stock outstanding for diluted EPS of 0.8 million for the three months ended March 28, 2015 and 1.3 million for the three months ended March 29, 2014.

Note 14. Segment Reporting

We manufacture and market food and beverage products, including cheese, meats, refreshment beverages, coffee, packaged dinners, refrigerated meals, snack nuts, dressings, and other grocery products, primarily in the United States and Canada. We manage and report our operating results through six reportable segments: Cheese, Refrigerated Meals, Beverages, Meals & Desserts, Enhancers & Snack Nuts, and Canada. Our remaining businesses, including our Foodservice and Exports businesses, are aggregated and disclosed as “Other Businesses”.

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes the following items for each of the periods presented:

•	Market-based impacts and certain other components of our postemployment benefit plans (which are components of cost of sales and selling, general and administrative expenses) because we centrally manage postemployment benefit plan funding decisions and the determination of discount rates, expected rate of return on plan assets, and other actuarial assumptions.

•	Unrealized gains and losses on hedging activities (which are a component of cost of sales) in order to provide better transparency of our segment operating results. Unrealized gains and losses on hedging activities, which includes unrealized gains and losses on our commodity derivatives not designated as hedging instruments as well as the ineffective portion of unrealized gains and losses on our commodity derivatives designated as hedging instruments, are recorded in Corporate until realized. Once realized, the gains and losses are recorded within the applicable segment operating results.

•	Certain general corporate expenses and Proposed Merger transaction costs (which are a component of selling, general and administrative expenses).

Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measures that management reviews.

Our segment net revenues and earnings consisted of:

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Net revenues:
Cheese	$1,020	$1,007
Refrigerated Meals	833	816
Beverages	702	674
Meals & Desserts	488	498
Enhancers & Snack Nuts	493	503
Canada	382	427
Other Businesses	434	437

Net revenues	$4,352	$4,362

	For the Three Months Ended
	March 28, 2015	March 29, 2014
	(in millions)
Earnings before income taxes:
Operating income:
Cheese	$224	$187
Refrigerated Meals	97	96
Beverages	123	131
Meals & Desserts	132	142
Enhancers & Snack Nuts	142	148
Canada	62	66
Other Businesses	48	59
Market-based impacts to postemployment benefit plans	(77)	49
Certain other postemployment benefit plan income	16	11
Unrealized gains on hedging activities	2	42
Proposed Merger transaction costs	(17)	—
General corporate expenses	(12)	(27)

Operating income	740	904
Interest and other expense, net	107	116

Earnings before income taxes	$633	$788

Note 15. The Proposed Merger with Heinz

On March 24, 2015, we entered into the merger agreement with Heinz, Merger Sub I and Merger Sub II, pursuant to which, in a series of transactions, we will merge with and into a subsidiary of Heinz. At the effective time of the Proposed Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Proposed Merger (other than deferred shares and restricted shares) will be converted into the right to receive one fully paid and nonassessable share of common stock of the combined company. Prior to the effective time of the Proposed Merger, we will declare a special cash dividend equal to $16.50 per share of our common stock issued and outstanding to our shareholders as of a record date immediately prior to the closing. At the closing of the Proposed Merger, Heinz will change its name to “The Kraft Heinz Company”.

In the first quarter of 2015, we incurred $17 million in transaction costs related to the Proposed Merger.

The merger agreement contains customary representations, warranties and covenants of Kraft, Heinz, Merger Sub I and Merger Sub II. Covenants in the merger agreement made by Kraft and Heinz include covenants regarding the operation of the business of each Kraft, Heinz and their respective subsidiaries prior to the effective time of the Proposed Merger, and a customary non-solicitation covenant prohibiting Kraft from (a) soliciting, providing non-public information or engaging or participating in any discussions or negotiations concerning proposals relating to alternative business combination transactions, or (b) entering into an acquisition agreement in connection with such an alternative business combination transaction, in each case, except as permitted under the merger agreement.

The transaction is expected to close during the second half of 2015. Completion of the transaction is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Proposed Merger by the affirmative vote of holders of a majority of our outstanding shares entitled to vote at a special shareholders meeting, (ii) the listing of the common stock of the combined company on the New York Stock Exchange or NASDAQ, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of certain other regulatory approvals required to consummate the Proposed Merger, (iv) the effectiveness of the registration statement on Form S-4 that Heinz has filed in connection with the issuance of shares of its common stock in the Proposed Merger under the Securities Act of 1933, (v) other customary closing conditions, including (a) the absence of any law or order prohibiting the Proposed Merger or the other transactions contemplated by the merger agreement, (b) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (c) the absence of any Material Adverse Effect (as defined in the merger agreement) on the respective other party and (d) each party’s performance of its obligations and covenants contained in the merger agreement in all material respects and (vi) as a condition to our obligation to close the Proposed Merger, Heinz’s receipt of certain equity investment required pursuant to the merger agreement.

The merger agreement contains a number of termination rights for both Heinz and us, including the right to terminate the merger agreement if the Proposed Merger is not consummated by March 31, 2016 (provided that no party may terminate the merger agreement if such party’s breach proximately contributed to the failure to close by such date). The merger agreement also provides for certain other customary termination rights for both Heinz and us, and further provides that, upon termination of the merger agreement under certain specified circumstances, we will be required to pay Heinz a termination fee of $1.2 billion or, upon termination of the merger agreement due to failure to obtain approval of our shareholders for the Proposed Merger, we are required to reimburse Heinz’s reasonable and documented out-of-pocket expenses up to a cap of $15 million (which reimbursement will reduce on a dollar-for-dollar basis any termination fee subsequently payable by us).